Exhibit 99.1

(BW)(MA-BEACON-ROOFING)(BECN) Beacon Roofing Supply Reports Record First-Quarter 2006 Results; Earnings Increase 48 Percent.

PEABODY, Mass.— (BUSINESS WIRE) —Feb. 9, 2006—Beacon Roofing Supply, Inc. (Nasdaq: BECN) (the “Company”) announced today record performance for the first fiscal 2006 quarter ended December 31, 2005.

Sales increased 70.6% to a record $339.9 million in the first quarter of fiscal 2006 (“2006”) from $199.2 million in fiscal 2005 (“2005”), reflecting strong internal growth of 14.3%, with strong sales in all three major product lines: residential roofing, non-residential roofing and complementary building products. Shelter Distribution (“Shelter”), acquired in mid-October 2005, JGA Corp. (“JGA”), acquired in mid-December 2004, and our other companies acquired since the beginning of 2005, contributed the remaining sales increase. The Company also opened eight new branches since December 31, 2004.

Gross profit increased 66.3% to $83.7 million in 2006 from $50.3 million in 2005. Gross margin declined from 25.3% to 24.6%, primarily due to the inclusion of JGA and its lower gross margin product mix for the full first quarter this year. However, the Company’s gross margin in existing markets improved to 25.8% in 2006 from 25.5% in 2005, primarily due to a slight increase in vendor incentive rebates and improved pricing in certain regions.

Operating expenses increased $25.0 million, or 75.7%, in 2006 compared to 2005, reflecting increases of $21.2 million from our acquired companies and $3.8 million, or an increase of 11.6%, in existing markets. The existing market increase was primarily due to higher payroll costs and other expenses associated with the sales volume increase. As a percentage of net sales, overall operating expenses increased to 17.1% in 2006 from 16.6% in 2005 due to a higher operating expense rate of 18.7% from our acquired companies. However, our operating expense rate in existing markets declined to 16.2% from 16.6%, primarily due to the leveraging of our fixed costs over the higher sales volume.

Operating income increased 48.3% to a record $25.7 million in 2006 from $17.3 million in 2005. As a percentage of net sales, operating income declined to 7.6% from 8.7%, reflecting a lower operating margin in our acquired companies. Due to the higher gross margin and lower expense rate discussed above, our existing market operating margin rose to 9.6% from 8.9%.

Interest expense increased $3.1 million to $4.0 million in 2006 due to higher borrowings (utilized to finance our acquisitions) and higher interest rates, partially offset by the benefit from the successful public sale of two million shares of our common stock in December 2005. In connection with the Shelter acquisition in October 2005, the Company and its lenders amended the Company’s revolving lines of credit and term loans to, among other things, increase the revolving lines of credit and term loans to totals of $230 and $80 million, respectively. The net proceeds from the December public offering totaled $51.6 million, which were used to pay down our revolver borrowings.

The Company achieved record first-quarter net income of $12.9 million in 2006 compared to net income of $8.7 million in 2005, an increase of 47.6%. Net income in 2005 included a $0.9 million charge for the early of retirement of debt. The Company has estimated an annual income tax rate of 40.5% for fiscal 2006 compared to the rate of 43.7% provided for in last year’s first quarter. The annual fiscal 2005 income tax rate was 40.0%.

Diluted net income per share for the first quarter was $0.46 in 2006 compared to $0.32 per share in 2005.

Cash flow from operations was $22.9 million in the first quarter of 2006 compared to $12.8 million in 2005. The Company used a portion of its 2006 cash from operations to increase inventories, exclusive of the effects of businesses acquired, by $15.6 million in anticipation of a continued strong sales growth rate.

Robert Buck, the Company’s President & Chief Executive Officer, stated, “We had another terrific quarter that exceeded our expectations and included the major acquisition of Shelter that has provided us access to many new and exciting markets. We are working on the integration of our recent acquisitions while we continue to look for further opportunistic acquisitions, such as the ones we completed last month that allowed us to penetrate additional new high-growth markets. Our employees’ focus on providing our customers with high-quality services and products continues to be the foundation of our operational success.”

Beacon Roofing Supply will be holding its investor conference call today, February 9, 2006, at 11:00 a.m. Eastern Time. The dial-in-number is 866-271-6130 (participant passcode 11114007). Please call five to ten minutes prior to the scheduled start- time to assure timely access to the call.

About Beacon Roofing Supply Inc.:

Beacon Roofing Supply, Inc. is a leading distributor of roofing materials and complementary building products operating 145 branches in 30 states and in Eastern Canada.

Forward-Looking Statements:

This release contains information about management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the “Risk Factors” section of the Company’s latest Form 10-K. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this press release and these views could change. However, while the Company may elect to update these forward- looking statements at some point, the Company specifically disclaims any obligation to do so other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

BEACON ROOFING SUPPLY, INC.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended
(Dollars in thousands, except per share data)	December 31, 2005	% of Sales	December 31, 2004	% of Sales

Net sales	$339,885	100.0%	$199,190	100.0%
Cost of products sold	256,178	75.4%	148,844	74.7%

Gross profit	83,707	24.6%	50,346	25.3%
Operating expenses (include stock-based compensation expense of $598 in 2005 and $173 in 2004)	57,995	17.1%	33,013	16.6%

Income from operations	25,712	7.6%	17,333	8.7%

Other expenses:
Interest expense	4,019	1.2%	892	0.4%
Loss on early retirement of debt	—	—	915	0.5%

Income before income taxes	21,693	6.4%	15,526	7.8%

Income taxes	8,785	2.5%	6,783	3.4%

Net income	$12,908	3.8%	$8,743	4.4%

Net income per share:
Basic	$0.48	$0.33

Diluted	$0.46	$0.32

Weighted average shares used in computing net income per share:
Basic	27,054,738	26,359,127

Diluted	27,947,550	27,303,725

BEACON ROOFING SUPPLY, INC.

Condensed Consolidated Balance Sheets

(Dollars in thousands)	(Unaudited) December 31, 2005	(Unaudited) December 31, 2004	September 24, 2005

Assets
Current assets:
Cash	$7,262	$4,900	$—
Accounts receivable, net	155,414	93,194	123,345
Inventories	152,376	82,750	82,423
Prepaid expenses and other assets	35,367	22,140	20,106
Deferred income taxes	10,686	3,228	4,339

Total current assets	361,105	206,212	230,213

Property and equipment, net	48,826	27,367	31,767
Goodwill, net	182,333	104,375	108,553
Other assets, net	42,242	13,196	13,904

Total assets	$634,506	$351,150	$384,437

Liabilities and stockholders’ equity
Current liabilities:
Cash overdraft	$—	$—	$3,557
Borrowings under revolving lines of credit	—	52,178	—
Accounts payable	109,541	73,723	70,158
Accrued expenses	54,013	36,359	29,146
Current portions of long-term debt and capital lease obligations	24,823	6,158	6,348

Total current liabilities	188,377	168,418	109,209

Borrowings under revolving lines of credit	118,981	—	63,769
Senior notes payable and other obligations, net of current portion	56,167	21,825	20,156
Deferred income taxes	20,149	8,819	10,890
Long-term obligations under capital leases, net of current portion	4,334	895	1,668

Stockholders’ equity:
Common stock	292	266	269
Additional paid-in capital	196,807	140,067	142,173
Deferred compensation	—	(517)	—
Treasury stock	(515)	(515)	(515)
Retained earnings	44,958	7,876	32,050
Accumulated other comprehensive income	4,956	4,016	4,768

Total stockholders’ equity	246,498	151,193	178,745

Total liabilities and stockholders’ equity	$634,506	$351,150	$384,437

BEACON ROOFING SUPPLY, INC.

Condensed Consolidated Cash Flows (Unaudited)

	Three Months Ended December 31,
(Dollars In thousands)	2005	2004

Operating activities:
Net income	$12,908	$8,743
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,708	1,810
Stock-based compensation	598	173
Loss on early retirement of debt	—	915
Unrealized loss on interest rate collar	244	—
Deferred income taxes	258	—
Changes in assets and liabilities, net of the effects of businesses acquired:
Accounts receivable	18,558	12,215
Inventories	(15,591)	(7,167)
Prepaid expenses and other assets	(4,807)	(3,526)
Accounts payable and accrued expenses	6,004	(408)

Net cash provided by operating activities	22,880	12,755
Investing activities:
Purchases of property and equipment, net of sales proceeds	(184)	(910)
Acquisition of businesses, net of cash acquired	(173,130)	(30,357)

Net cash used in investing activities	(173,314)	(31,267)

Financing activities:
Borrowings under revolving lines of credit	55,182	7,278
Borrowings (repayments) under senior notes payable, and other	53,861	(912)
Repurchase of warrants	—	(34,335)
Repayments of junior subordinated notes	—	(17,986)
Repayments of subordinated notes payable to related parties	—	(29,442)
Proceeds from exercises of options	754	—
Net proceeds from sale of common stock	51,569	102,765
Income tax benefit from stock-based compensation deductions in excess of recognized compensation cost	1,736	—
Deferred financing costs	(1,856)	(238)

Net cash provided by financing activities	161,246	27,130

Effect of exchange rate changes on cash	7	(24)

Net increase in cash	10,819	8,594
Cash (overdraft) at beginning of year	(3,557)	(3,694)
Cash at end of period	$7,262	$4,900

Non-cash transactions:
Capital lease additions	$3,251	$—

BEACON ROOFING SUPPLY INC

Consolidated Sales by Product Line

	For the Three Months Ended:
	December 31, 2005		December 31, 2004
(dollars in millions)	Net Sales	Mix %	Net Sales	Mix %	Growth
Residential roofing products	$161.5	47.5%	$80.7	41.2%	$80.8	100.1%
Non-residential roofing Products	97.9	28.8%	72.0	34.2%	25.9	36.0%
Complementary building Products	80.5	23.7%	46.5	24.6%	34.0	73.1%

	$339.9	100.0%	$199.2	100.0%	$140.7	70.6%

Consolidated Sales by Product Line for Existing Markets(a)

	For the Three Months Ended:
	December 31, 2005		December 31, 2004
(dollars in millions)	Net Sales	Mix %	Net Sales	Mix %	Growth
Residential roofing products	$90.7	40.7%	$78.7	40.3%	$12.0	15.2%
Non-residential roofing products	81.8	36.6%	71.2	36.5%	10.6	14.9%
Complementary building products	50.7	22.7%	45.4	23.2%	5.3	11.7%

	$223.2	100.0%	$195.3	100.0%	$27.9	14.3%

(a)          Excludes branches from markets acquired during fiscal 2006 and 2005, such as Shelter and JGA. Total sales in acquired markets of $116.7 million plus total sales of $223.2 million in existing markets equal the total fiscal 2006 first-quarter sales of $339.9 million.  Total 2005 existing market sales of $195.3 million plus 2005 sales from JGA of $3.9 million equal the total 2005 sales of $199.2 million.  We believe the existing market information is useful to investors because it helps explain organic growth.

CONTACT:  Beacon Roofing Supply, Inc.

David Grace, 978-535-7668 x14